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                                  EXHIBIT 21.1


             SUBSIDIARIES OF AMERICAN MOBILE SATELLITE CORPORATION

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
NAME                                       LOCATION OF INCORPORATION
----                                       -------------------------
AMSC Acquisition Company, Inc.             State of Delaware

AMSC ARDIS, Inc.                           State of Delaware

AMSC ARDIS Acquisition, Inc.               State of Delaware

AMSC Subsidiary Corporation                State of Delaware and Commonwealth of Virginia

AMSC Subsidiary Corporation of Virginia    Commonwealth of Virginia

ARDIS Company                              New York General Partnership

XM Satellite Radio Inc.                    State of Delaware

XM Satellite Radio Holdings Inc.           State of Delaware

XM Radio, Inc.                             State of Delaware
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